                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                       EQUITABLE PRODUCTION (GULF) COMPANY

                  It is hereby certified that:

                  1. Equitable Production (Gulf) Company (the "Corporation") filed its original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware on September 22, 1999.

                  2. The provisions of the certificate of incorporation of the Corporation, as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is attached hereto as Exhibit A, and which is entitled Restated Certificate of Incorporation of Equitable Production
(Gulf) Company, without further amendment and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

                  3. The Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware.

Signed on:  March 30, 2000

                                       /s/ David L. Porges
                                       ----------------------------------
                                       Porges, Executive Vice President

                                                                       EXHIBIT A

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                       EQUITABLE PRODUCTION (GULF) COMPANY

                                    I. NAME

The name of the company is Equitable Production (Gulf) Company.

                                  II. ADDRESS

The address of the Company's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporate Trust Company.

                                  III. PURPOSE

The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   IV. SHARES

The total number of shares of stock which the Company shall have authority to issue is 35 million of which 30 million shares shall be of common stock with a par value of $0.01 per share and 5 million shall be preferred stock. The Board of Directors may determine the powers, designations, preferences and relative, participating, optional or other special rights, including voting rights, and the qualifications, limitations or restrictions thereof, of each class of capital stock and of each series within any such class and may increase or decrease the number of shares within each such class or series; provided, however, that the Board of Directors may not decrease the number of shares within a class or series to less than the number of shares within such class or series that are then issued and may not increase the number of shares within a series above the total number of authorized shares of the applicable class for which the powers, designations, preferences and rights have not otherwise been set forth herein.

                             V. PERPETUAL EXISTENCE

The Company is to have perpetual existence.


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                                   VI. BYLAWS

In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, but except as set forth in Section 7.3(b)(v) hereof, the Board of Directors of the Company is expressly authorized to make, alter, or repeal the Bylaws of the Company.

                                 VII. DIRECTORS

         7.1 Election of Directors. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Company.

         7.2 Composition of Board of Directors.

              (a) Subject to reduction pursuant to Section 7.2(b) below and prior to the occurrence of a Qualified Public Offering, the Board of Directors shall be comprised of nine (9) Directors:

                   (i) three (3) of whom shall be designated in writing by WEC;

                   (ii) three (3) of whom shall be designated in writing by EPC;

                   (iii) one (1) of who shall be the individual who is the then current chief executive officer of the Company;

                   (iv) one (1) of whom shall be an Independent Director designated by WEC; and

                   (v) one (1) of whom shall be an Independent Director designated by EPC.

              (b) The number of Directors in which WEC and EPC may nominate pursuant to Sections 7.2(a)(i) and (ii) hereof, respectively, shall be ratably reduced in the event of Transfer of Shares by the WEC Parties or the EPC Parties, as the case may be, to any party other than a Permitted Transferee. If such ratable reduction results in a fractional number of Directors entitled to be nominated by WEC or EPC, as the case may be, the number of Directors to be so nominated shall be rounded up to the nearest whole number if such fraction is equal to or greater than 1/2 and rounded down to the nearest whole number if such fraction is less than 1/2. For example, assuming that either Party holds 99 shares of Common Stock at the Closing, a subsequent Transfer of shares would reduce the number of Directors that such Party is entitled to designate as follows:


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

            Number of Shares                        Number of Directors Entitled
              Transferred                                   to Designate
             0 through 16.5                                       3
            >16.5 and <=49.5                                      2
            >49.5 and <=82.5                                      1
                 > 82.5                                           0

              (c) Each of WEC and EPC, respectively, shall have the right (i) to remove, with or without cause, any Director nominated in accordance with this Section7.2 by WEC and EPC, respectively, other than the Independent Director designated by them, and (ii) to designate any replacement for a Director nominated in accordance with this Section 7.2 by WEC or EPC, respectively, upon the death, resignation, retirement, disqualification or removal from office of such Director. The Board of Directors shall duly appoint as a Director each person so designated to fill a vacancy on the Board of Directors. The right to remove a Director shall exist only prior to the time that the Board of Directors is classified.

              (d) From and subsequent to the occurrence of a Qualified Public Offering, the Board of Directors shall be comprised of nine (9) Directors divided into three classes, with Directors in each class having a three-year term following a transition period in which the initial Class 1 Directors serve a one-year term, the initial Class 2 Directors serve a two-year term and the initial Class 3 Directors serve a three-year term. WEC and EPC shall each have the right to designate one (1) Director to Class 3, one (1) Director to Class 2 and one (1) Director to Class 1; provided, that:

                   (i) if either the WEC Parties or the EPC Parties own less than the lesser of (A) 25% of the Company's then outstanding Common Stock, or
(B) 50% of the Common Stock owned by them on the date of the Shareholders Agreement, then WEC or EPC, as the case may be, shall have only the right to designate: (x) one (1) Director to the class of Directors having the then longest remaining term; and (y) one (1) Director to the class of Directors having the next longest remaining term; provided that if necessary to put one or more of a Party's particular designee into a particular class for which such Party may designate a Director, the Company and the other Party shall cooperate as necessary to effect such designation; provided further that the right to change such classes may only be exercised in connection with the reduction in the number of a Party's Director designee;

                   (ii) if either the WEC Parties or the EPC Parties own less than the lesser of (A) 15% of the Company's then outstanding Common Stock, or
(B) 37.5% of the Common Stock owned by them on the date of the Shareholders Agreement, then WEC or EPC, as the case may be, shall have only the right to designate one (1) Director to the class of Directors having the then longest remaining term; provided that if necessary to put a Party's Director designee into such class, the Company and the other Party shall cooperate as necessary to effect


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

such designation; provided further that the right to change such classes may only be exercised in connection with the reduction in the number of a Party's Director designee; and

                   (iii) if either the WEC Parties or the EPC Parties own less than the lesser of (A) 5% of the Company's then outstanding Common Stock, or (B) 25% of the Common Stock owned by them on the date of the Shareholders Agreement, then WEC or EPC, as the case may be, shall not have the right to designate any Directors.

              (e) Prior to the occurrence of a Qualified Public Offering, all committees of the Board of Directors shall contain an equal number of Directors designated by each of WEC or EPC (respectively) pursuant to Sections 7.2(a)(i) and (ii) hereof, unless the committee is comprised entirely of Independent Directors, in which case all Directors designated by WEC or EPC shall receive notice of and may attend but not participate in all committee meetings. In the event that an IPO Committee, an Auction Committee or a Registration Committee must be formed, such committees shall be comprised of the Director appointed pursuant to Section 7.2(a)(iii) hereof, one Director appointed by WEC pursuant to Section 7.2(a)(i) hereof, and one Director appointed by EPC pursuant to
Section 7.2(a)(ii) hereof.

              (f) So long as either Party has the right to designate a Director, the Company will give such Party written notice of each regularly scheduled meeting of its Board of Directors as far in advance as such notice is required to be delivered to the Directors (and at least three business days prior to the date of each special meeting of the Board of Directors), and the Board of Directors will permit up to two (2) representatives of each such Party to attend as observers of all meetings of the Board of Directors (including any meetings of committees thereof); provided that in the case of telephonic meetings conducted in accordance with the Company's bylaws and applicable law, each such Party's representatives will be given the opportunity to listen to such telephonic meetings. Each representative will be entitled to receive all written materials and other information (including, without limitation, copies of meeting minutes and press releases) given to Directors in connection with such meetings at the same time such materials and information are given to the Directors. If the Board of Directors proposes to take any action by written consent in lieu of a meeting of the Board of Directors or of any committee thereof, the Company will give written notice thereof to each such Party who has the right to designate a director prior to the effective date of such consent describing in reasonable detail the nature and substance of such action. The Company will reimburse each Party that has observer rights under this Section 7.2(f) for all reasonable expenses incurred by such Party's representatives in connection with attending meetings of the Board of Directors and committees thereof.

              (g) Any director may resign at any time upon written notice to the Company.

         7.3 Quorum and Voting.

              (a) Except as may be otherwise specifically provided by statute or the Shareholders Agreement, (i) a majority of the total number of directors shall constitute a quorum for the transaction of business, and (ii) the vote of the majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

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              (b) The Company may take and may permit its Subsidiaries to take and engage in the following Major Actions only upon receiving Supermajority
Approval:

                   (i) Annual Budget. The adoption, amendment, restatement, substitution or modification, or deviation from, the operating and capital budgets of the Company for each fiscal year, (except any amendment, restatement, substitution or modification when the economic effect to the Company of any such action (or set of related actions) is a change of 10% or less), and if any budget is not so approved for any fiscal year, the Company shall take only such actions that are either approved by Supermajority Approval or are consistent with, and in furtherance of, the budget for the prior fiscal year and the actions authorized or contemplated therein or necessary to duly perform the obligations and commitments of the Company.

                   (ii) Election and Removal of Officers. The election or appointment of any officer of the Company or the removal of any officer from office with or without cause or the alteration of any of their duties.

                   (iii) Management Compensation. The approval and/or adoption of (i) the annual base salaries of the officers of the Company, (ii) the annual incentive programs for and awards (including cash incentives, stock options and restricted stock, if any) payable to or which may be earned under the Company's short-term and long-term incentive plans by officers of the Company, (iii) the short-term and long-term incentive plans (stock-based or otherwise) for officers of the Company, and all amendments thereto, and (iv) employment agreements, severance plans, retirement or pension plans and other benefit plans (other than welfare plans applicable to all salaried employees) for officers of the Company, and all amendments thereto.

                   (iv) Indebtedness. With respect to Indebtedness, (x) the incurrence of Indebtedness for borrowed money if the aggregate amount of all Indebtedness of the Company and its Subsidiaries outstanding after such incurrence would be in excess of an amount that shall be established by resolution of the Board of Directors (approved by Supermajority Approval) from time to time, or (y) the material amendment of the agreements evidencing any such Indebtedness.

                   (v) Charter Documents. The amendment, modification or repeal of any provision of the Certificate of Incorporation or Bylaws of the Company.

                   (vi) Board Committees. Subject to Section 7.2(e), the establishment of any committee of the Board of Directors and the appointment of Directors to serve thereon, and any change in the authority or duties of any committee.

                   (vii) Accounting Matters. The appointment or termination of the Company's independent auditors and any change in the accounting principles used by the Company or any Subsidiary, except to the extent such changes are required by GAAP.

                   (viii) Other Activities. The Company and its Subsidiaries conducting or engaging in any business or activity that is not related or incidental to, consistent with, or in


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

furtherance of the exploration, acquisition or development of oil and natural gas properties and the production and sale of oil and natural gas.

                   (ix) Issuance of Capital Stock. The authorization, sale and/or issuance by the Company of any of its capital stock or other debt or equity securities, whether in a private or public offering, including an initial public offering or a Qualified Public Offering, or the grant, sale or issuance of any options, warrants or other rights to acquire capital stock of the Company.

                   (x) Acquisitions. Any acquisition of assets, business, operations or securities (other than treasury bills and other obligations fully insured by the United States of America) by the Company or any of its Subsidiaries by merger or otherwise (whether in one transaction or a series of related transactions) if expenditures on any such transaction (or series of related transactions) would exceed an amount that shall be established by resolution of the Board of Directors (approved by Supermajority Approval) from time to time

                   (xi) Sale Transactions. Any sale of assets or transfer to a third party by sale of assets, merger or otherwise by the Company or any of its Subsidiaries (in one transaction or a series of related transactions) of any Subsidiary of the Company or the assets or business of the Company or a Subsidiary thereof which involves more than an amount, established by resolution of the Board of Directors (approved by Supermajority Approval) from time to time, of the total assets of the Company and its Subsidiaries taken as a whole, including a sale of the Company effected by means of a sale of Common Stock (but not including a sale transaction pursuant to Section 3.6 of the Shareholders Agreement), but excluding, however, dispositions of assets in the ordinary course of business (including, but not limited to, oil and gas production).

                   (xii) Dividends and Distributions. The declaration of any dividend or the making of any other distribution with respect to, or the redemption, repurchase or other acquisition of, any class of equity securities of the Company.

                   (xiii) Relocation of Office. The relocation of the Company's principal executive offices from the Denver, Colorado metropolitan area, where they initially will be located.

Following a Qualified Public Offering, all of the foregoing actions shall require only the approval specified in Section 7.3(a); provided, that the Major Actions described in Sections 7.3(b)(x) and (xi) shall require the approval of not less than two-thirds (2/3) of all the members of the Board of Directors so long as each of WEC and EPC continue to have the right to designate at least two
(2) Directors.

                            VIII. DIRECTOR LIABILITY

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission; provided, however, that the foregoing shall not eliminate or limit the liability of a director (a) for any breach of the director's duty or loyalty to the Company or its stockholders, (b) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of

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

law, (c) under Section 174 of the General Corporation law of the State of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this article by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

                        IX. SELF-INTERESTED TRANSACTIONS

The consummation, amendment, restatement, substitution or modification of any contract, agreement, transaction or other arrangement between the Company or any Subsidiary of the Company and either WEC or EPC, or any Affiliate of WEC or EPC (a "Self-Interested Transaction") shall require, except when the economic effect to the Company of any such action (or set of related actions) is $50,000 or less, the affirmative vote of a majority of the Disinterested Directors present at a duly called and noticed meeting at which a quorum is present.

                                  X. CONFLICT

Notwithstanding anything herein to the contrary, in the event of a conflict between the provisions of this Restated Certificate of Incorporation and the Shareholders Agreement, the Shareholders Agreement shall prevail.

                                XI. DEFINITIONS

         "Affiliate": shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

         "Auction Committee": a committee of the Board of Directors established for the purpose of effecting a controlled auction of the Company in accordance with the Shareholders Agreement.

         "Board of Directors": the board of directors of the Company.

         "Capital Lease": a lease which shall have been, or should be, in accordance with GAAP, recorded as a capital lease.

         "Closing": shall mean the closing of the merger contemplated by the Agreement and Plan of Merger dated as of March 9, 2000 by and among Westport Oil And Gas Company, Inc., WEC, EPC, the Company and EPGC Merger Sub Corporation.

         "Commission": the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.


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         "Common Stock": the common stock of the Company now or hereafter authorized to be issued.

         "Company": Equitable Production (Gulf) Company.

         "Covered Shareholders": the parties to the Covered Shareholders Agreements.

         "Covered Shareholders Agreements": the agreements between WEC and any Permitted Transferees of WEC pursuant to which the Permitted Transferees appoint WEC as its representative and grant WEC a proxy to vote their Shares.

         "Director": a member of the Board of Directors.

         "Disinterested Directors" shall include all Directors not designated by the WEC Party or the EPC Party which is or whose Affiliate is a party to the Self-Interested Transaction (other than any Independent Directors).

         "EPC": Equitable Production Company.

         "EPC Parties": EPC and its Permitted Transferees.

         "Exchange Act": the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "GAAP": generally accepted accounting principles.

         "Indebtedness": means (i) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which the Company is liable, contingently or otherwise, as obligor, guarantor, or otherwise, or in respect of which the Company otherwise assures a creditor against loss, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments,
(iii) obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (iv) obligations as lessee under Capital Leases, (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

         "Independent Director": an individual (i) who is not a director, officer, employee or Affiliate of the Company, WEC or EPC, or any of their respective Affiliates, (ii) who is not a former director, officer or employee of the Company, WEC or EPC, or any of their respective Affiliates, (iii) who has not had and who is not a director, officer, 10% or more equity owner or Affiliate of any Person that has had a direct or indirect interest in any transaction in the preceding 24 months with the Company, WEC or EPC, or any of their respective Affiliates, and (iv) who does not represent WEC or EPC, or any of their respective Affiliates, and any Director appointed pursuant to Section 7.2(a)(iv) and (v) shall be required to certify in writing to this effect upon request.

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         "IPO Committee": a committee of the Board of Directors established for the purpose of effecting a Qualified Public Offering in accordance with the Shareholders Agreement.

         "Major Actions": those actions described in Sections 7.3(b)(i) through
(xiii).

         "Party": EPC or WEC.

         "Permitted Transferees": in the case of the WEC Parties: (A) WEC, any spouse, issue, parents or relatives of any Covered Shareholder, or (i) trusts for the benefit of any of such Persons, (ii) entities controlling or controlled by any of such Persons and (iii) in the event of the death of any such individual Person, heirs or testamentary legatees of such Person, in each case to whom a WEC Party has transferred its Shares and who has entered into a Covered Shareholders Agreement, and (B) any Subsidiary or Affiliate of WEC to which a WEC Party has transferred its Shares and which has agreed in writing to be bound by the terms of this Agreement; and in the case of the EPC Parties: any Subsidiary or Affiliate of EPC to which an EPC Party has transferred its Shares and which has agreed in writing to be bound by the terms of the Shareholders Agreement.

         "Person": any natural person, corporation, partnership, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

         "Qualified Public Offering": (i) the sale of Common Stock in an underwritten primary public offering registered under the Securities Act (A) resulting in net cash proceeds to the Company in such offering in an amount not less than $100,000,000 or (B) of at least 25% of the outstanding Common Stock (calculated on a post offering basis), and in each case after such offering the Common Stock sold in such offering is subject to being traded on the Nasdaq National Market or the New York Stock Exchange or (ii) the merger, consolidation or any similar business combination of the Company with another entity, as a result of which (A) the Common Stock becomes publicly traded or is exchanged for or converted into shares of the other entity, which shares are traded on the Nasdaq National Market or the New York Stock Exchange and (B) the resulting entity then or thereafter has an equity market capitalization of at least $150 million, of which at least $100 million of the entity's voting equity is held by Persons who are not Affiliates of such entity.

         "Registration Committee": a committee of the Board of Directors established for the purpose of effecting a registration of Common Stock in accordance with the Shareholders Agreement.

         "Self-Interested Transaction": as defined in Section IX.

         "Shareholders Agreement": the Shareholders Agreement dated the date of Closing by and among the Company, WEC and EPC.

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         "Shares": shares of Common Stock.

         "Subsidiary": of any Person shall mean any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         "Supermajority Approval": approval by action of a majority of the Board of Directors that includes the following:

         (a) at least two (2) Directors designated by WEC pursuant to Section 7.2(a)(i), provided that (A) in the event that WEC can designate only one (1) Director pursuant to Section7.2(a)(i), then that one (1) Director, and (B) in the event that WEC cannot designate any Directors pursuant to Section 7.2(a)(i), then this subsection (a) shall not apply; and

         (b) at least two (2) Directors designated by EPC pursuant to Section 7.2(a)(ii), provided that (A) in the event that EPC can designate only one (1) Director pursuant to Section 7.2(a)(ii), then that one (1) Director, and (B) in the event that EPC cannot designate any Directors pursuant to Section7.2(a)(ii), then this subsection (b) shall not apply.

         "Transfer": a sale, transfer, assignment, pledge or other disposition.

         "WEC": Westport Energy Company.

         "WEC Parties" WEC, the Covered Shareholders and their Permitted Transferees.


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